EXHIBIT 99

                     Press Release dated September 17, 2001

Salisbury Contact: John F. Perotti
860-435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE
September 17, 2001

SALISBURY BANK AND TRUST COMPANY
ACQUIRES CANAAN BRANCH OF PEOPLE'S BANK

LAKEVILLE, CONN. - Salisbury Bank and Trust Company, a wholly owned subsidiary of Salisbury Bancorp, Inc. (AMEX: SAL)) today announced the consummation of the purchase and assumption by Salisbury Bank and Trust Company of the Canaan, Conn., branch office of People's Bank.

"We are very pleased to complement our existing branch network, which includes branches in Lakeville, Salisbury and Sharon, Conn., by acquiring the People's Bank branch in Canaan," said John F. Perotti, president and chief executive officer of Salisbury. "The Canaan branch facility which we acquired originally served as the Canaan Savings Bank, the oldest bank in Canaan. We are proud to operate that facility as a full service branch of Salisbury Bank and Trust Company."

In connection with the transaction, Salisbury paid a premium of $3.2 million, assumed approximately $26.4 million in deposits, and received approximately $120,000 in loans and $125,000 in fixed assets. Included in the sale were retail deposit accounts, commercial deposit accounts, safe deposit boxes, loans collateralized by deposits, personal and business credit lines and the branch premises.

As part of the transaction, both Salisbury and People's agreed that all employees will retain their jobs, whether they choose to stay with People's and move to another branch, or join Salisbury and remain in the Canaan branch.

Salisbury Bancorp, Inc., is the holding company for Salisbury Bank and Trust Company, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. At present, Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Conn.


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